Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
FOGO DE CHÃO, INC.

First.  The name of the corporation is Fogo de Chão, Inc. (the “Corporation”).

Second.  The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, 19808, County of New Castle and the Corporation’s registered agent at such address is Corporation Service Company.

Third.  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the “DGCL”). The Corporation is authorized to exercise and enjoy all powers, rights and privileges which corporations organized under the DGCL may have under the laws of the State of Delaware as in force from time to time including, without limitation, all powers, rights and privileges necessary or convenient to carry out all those acts and activities in which it may lawfully engage.

Fourth.  The total number of shares which the corporation shall have authority to issue is 1,000 shares of common stock (“Common Stock”), each of the shares of Common Stock having a par value of $0.01.

Fifth.  The name and mailing address of the incorporator is Allison Steiner, 630 Fifth Avenue, New York, NY 10111.

Sixth.  The board of directors of the Corporation is expressly authorized to adopt, amend or repeal by-laws of the Corporation.

Seventh.  Elections of directors need not be by written ballot except and to the extent provided in the by-laws of the Corporation.

Eighth.  The number of directors of the Corporation shall be fixed from time to time pursuant to the by-laws of the Corporation.

Ninth.  Any action required or permitted to be taken by the holders of any class or series of stock of the Corporation, including but not limited to the election of directors, may be taken by written consent or consents.

Tenth.  A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware Law.

Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law. The right to indemnification conferred in this Tenth Article shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law. The right to indemnification conferred in this Tenth Article shall be a contract right.

The Corporation may, by action of its board of directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the board of directors shall determine to be appropriate and authorized by Delaware Law.

The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under Delaware Law.

The rights and authority conferred in this Tenth Article shall not be exclusive of any other right that any person may otherwise have or hereafter acquire.

Neither the amendment nor repeal of this Tenth Article, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation or the Bylaws, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

IN WITNESS WHEREOF, I have signed this certificate of incorporation this 5th day of April, 2018.

M. Allison Steiner
Authorized Signatory

[Signature Page to Prime Cut Merger Sub Inc. A&R Certificate of Incorporation]